Exhibit 99.1

News Release

Investor Contact

Ken Diptee

Executive Director, Investor Relations

Dine Brands Global, Inc.

818-637-3632

Media Contact

Thien Ho

Executive Director, Communications

Dine Brands Global, Inc.

818-549-4238

Dine Brands Global, Inc. Announces Expected Third Quarter 2018 Results

and Provides Select Revised Fiscal 2018 Guidance

GLENDALE, Calif., October 23, 2018 – Dine Brands Global, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar® and IHOP® restaurants, today announced that in preparation for an Applebee’s Lenders Symposium to be held on October 24, 2018, the Company issued preliminary and unaudited fiscal third quarter 2018 financial results for Applebee’s. Applebee’s domestic system-wide same-restaurant sales increased by 7.7% and 5.5% for the fiscal third quarter and first nine months of 2018, respectively.

Dine Brands revised its expectations for fiscal 2018 GAAP earnings per diluted share to range between $4.08 and $4.23. This compares to previous expectations of between $4.31 and $4.61. The Company revised its expectations for fiscal 2018 adjusted earnings per diluted share (See “Non-GAAP Financial Measures” below) to range between $5.10 to $5.25. This compares to previous expectations of between $4.95 and $5.25.

Dine Brands will announce its fiscal third quarter 2018 financial results on October 31, 2018 before the stock market opens. The Company will host a conference call to discuss its results on the same day at 6:00 a.m. Pacific Time/9:00 a.m. Eastern Time. To participate on the call, please dial (888) 771-4371 and reference passcode 47647097. International callers, please dial (847) 585-4405 and reference passcode 47647097. A telephonic replay of the call may be accessed from 8:30 a.m. Pacific Time/11:30 a.m. Eastern Time on October 31, 2018 through 8:59 p.m. Pacific Time/11:59 p.m. Eastern Time on November 7, 2018 by dialing (888) 843-7419 and referencing passcode 47647097#. International callers, please dial (630) 652-3042 and reference passcode 47647097#.

2018 Adjusted earnings per diluted share (Non-GAAP) Guidance Table

GAAP earnings per diluted share	$4.08-$4.23
Closure and impairment charges	0.11
Amortization of intangible assets	0.56
Non-cash interest expense	0.22
Gain on disposition of assets	(0.09)
Debt refinancing charges	0.14
Income tax provision for above adjustments at 26%	(0.24)
Income tax adjustments	0.32

Adjusted earnings per diluted share (Non-GAAP)	$5.10-$5.25

About Dine Brands Global, Inc.

Based in Glendale, California, Dine Brands Global, Inc. (NYSE: DIN), through its subsidiaries, franchises restaurants under both the Applebee’s Neighborhood Grill & Bar and IHOP brands. With approximately 3,700 restaurants combined in 18 countries and approximately 380 franchisees, Dine Brands is one of the largest full-service restaurant companies in the world. For more information on Dine Brands, visit the Company’s website located at www.dinebrands.com.

Forward-Looking Statements

Statements contained in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can identify these forward-looking statements by words such as “may,” “will,” “would,” “should,” “could,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan,” “goal” and other similar expressions. These statements involve known and unknown risks, uncertainties and other factors, which may cause actual results to be materially different from those expressed or implied in such statements. These factors include, but are not limited to: general economic conditions; our level of indebtedness; compliance with the terms of our securitized debt; our ability to refinance our current indebtedness or obtain additional financing; our dependence on information technology; potential cyber incidents; the implementation of restaurant development plans; our dependence on our franchisees; the concentration of our Applebee’s franchised restaurants in a limited number of franchisees; the financial health our franchisees; our franchisees’ and other licensees’ compliance with our quality standards and trademark usage; general risks associated with the restaurant industry; potential harm to our brands’ reputation; possible future impairment charges; the effects of tax reform; trading volatility and fluctuations in the price of our stock; our ability to achieve the financial guidance we provide to investors; successful implementation of our business strategy; the availability of suitable locations for new restaurants; shortages or interruptions in the supply or delivery of products from third parties or availability of utilities; the management and forecasting of appropriate inventory levels; development and implementation of innovative marketing and use of social media; changing health or dietary preference of consumers; risks associated with doing business in international markets; the results of litigation and other legal proceedings; third-party claims with respect to intellectual property assets; our ability to attract and retain management and other key employees; compliance with federal, state and local governmental regulations; risks associated with our self-insurance; natural disasters or other series incidents; our success with development initiatives outside of our core business; the adequacy of our internal controls over financial reporting and future changes in accounting standards; and other factors discussed from time to time in the Company’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the Company’s other filings with the Securities and Exchange Commission. The forward-looking statements contained in this release are made as of the date hereof and the Company does not intend to, nor does it assume any obligation to, update or supplement any forward-looking statements after the date hereof to reflect actual results or future events or circumstances.

Non-GAAP Financial Measures

This press release includes references to the Company’s non-GAAP financial measure “adjusted net income available to common stockholders, “adjusted earnings per diluted share (Adjusted EPS)” and “Adjusted free cash flow.” Adjusted EPS is computed for a given period by deducting from net income or loss available to common stockholders for such period the effect of any closure and impairment charges, any gain or loss related to debt extinguishment, any intangible asset amortization, any non-cash interest expense, any gain or loss related to the disposition of assets, and other items deemed not reflective of current operations. This is presented on an aggregate basis and a per share (diluted) basis. “Adjusted free cash flow” for a given period is defined as cash provided by operating activities, plus receipts from notes and equipment contracts receivable, less capital expenditures. Management may use certain of these non-GAAP financial measures along with the corresponding U.S. GAAP measures to evaluate the performance of the business and to make certain business decisions. Management uses adjusted free cash flow in its periodic assessments of, among other things, the amount of cash dividends per share of common stock and repurchases of common stock and we believe it is important for investors to have the same measure used by management for that purpose. Adjusted free cash flow does not represent residual cash flow available for discretionary purposes. Additionally, adjusted EPS is one of the metrics used in determining payouts under the Company’s annual cash incentive plan. Management believes that these non-GAAP financial measures provide additional meaningful information that should be considered when assessing the business and the Company’s performance compared to prior periods and the marketplace. Adjusted EPS and adjusted free cash flow are supplemental non-GAAP financial measures and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with U.S. GAAP.